Exhibit 99.2

Global Payments Announces Board Appointment

ATLANTA -- February 18, 2026 -- Global Payments Inc. (NYSE: GPN), a leading payment technology and software company that powers commerce for businesses of all sizes worldwide, today announced the appointment of Vivek Sankaran as a new independent director to the company’s Board of Directors, effective February 19, 2026.

“Vivek is a terrific addition to our board of directors,” said Troy Woods, chair of the Global Payments Board of Directors. “His deep expertise leading technology and digital transformations, as well as his extensive executive experience at some of the most recognizable global brands, will be an invaluable addition to the leadership of this company.”

“I am delighted to extend a warm welcome to Vivek, an accomplished executive with an exceptional track record of value creation,” said Cameron Bready, chief executive officer of Global Payments. “His leadership experience and perspectives will be instrumental as we integrate Worldpay, accelerate our differentiation, and advance our vision to be the worldwide partner of choice for commerce solutions.”

Mr. Sankaran’s appointment follows the company’s constructive engagement with Elliott Investment Management L.P. as announced on September 29, 2025.

Exhibit 99.2
New Director Biography
Vivek Sankaran is the former CEO of Albertsons Companies, where he led a major operational and digital transformation. Before Albertsons, Vivek spent a decade at PepsiCo, ultimately leading Frito‑Lay North America. Before joining PepsiCo in 2009, Vivek was a partner at McKinsey & Company, where he served various Fortune 100 companies. Vivek has an MBA from the University of Michigan, a master's degree in manufacturing from Georgia Institute of Technology and a bachelor's degree in mechanical engineering from the Indian Institute of Technology in Chennai.

About Global Payments
Global Payments (NYSE: GPN) is a leading payment technology and software company that powers commerce for businesses of all sizes worldwide. We help businesses grow with confidence by delivering innovative solutions that enable seamless payment acceptance, smarter operations and exceptional client experiences – online, in store and everywhere in between. With its global reach, local expertise and scale, Global Payments manages trillions in payments volume and billions of transactions across more than 175 countries. Headquartered in Atlanta, Georgia, Global Payments is a Fortune 500® company and a member of the S&P 500. Learn more at company.globalpayments.com.

Investor contact:	investor.relations@globalpay.com	Media contact:	media.relations@globalpay.com
	Nathan Rozof		Matt Cochran